Exhibit 99.1

BlackRock Elects Beth Ford and Kristin Peck to Board of Directors

September 28, 2021

NEW YORK – (BUSINESS WIRE) — BlackRock, Inc. (NYSE: BLK) has elected Beth Ford, President and Chief Executive Officer of Land O’Lakes, Inc., and Kristin Peck, Chief Executive Officer of Zoetis Inc. – to the Company’s Board as independent directors.

Laurence D. Fink, Chairman and CEO of BlackRock, said: “Beth and Kristin are recognized leaders in their respective industries, and they bring a wide range of valuable perspectives and experiences that will help BlackRock and the Board navigate the future.

“Key to that future is a mindset that embraces and accounts for our impact on all stakeholders – which is precisely what Beth champions through the Land O’ Lakes cooperative framework which cares deeply about the company’s impact on all of its stakeholders, including its shareholders, the agriculture community, and employees. Beth is also a recognized and influential voice on key issues including climate change, immigration, infrastructure and trade and we look forward to her contributions.

“Kristin is an outstanding executive who, having spent years at Pfizer, and now Zoetis, understands how to use technology and science to drive innovation. At the heart of BlackRock’s success is a similar, relentless focus on innovation and always evolving ahead of our clients’ future needs. Kristin’s customer-centric focus and her ability to evolve Zoetis into a global leader in animal health and sustainability will make her an invaluable asset to the BlackRock board.

We welcome Beth and Kristin to our Board and we look forward to their advice and counsel.”

Jessica P. Einhorn, who has served as a BlackRock board member since 2012, has decided not to stand for re-election at the company’s next Annual Meeting of Shareholders in 2022.

“Jessica has served the BlackRock board with distinction. She has made a significant contribution to the growth of BlackRock around the world and we are grateful for her service,” said Mr. Fink.

With the addition of Ms. Ford and Ms. Peck, BlackRock will have 18 Board members, of which 16 are independent and seven are women. Over 40 percent of BlackRock’s directors have joined the Board in the past five years, reflecting the company’s commitment to continually evolving and benefiting from fresh perspectives.

Beth Ford

Ms. Ford is the President and Chief Executive Officer of Land O’Lakes, Inc., a Fortune 200 food production and agribusiness company that is also a 100-year-old farmer-owned cooperative. Ms. Ford’s 35-year career spans six industries at seven companies. Since joining Land O’Lakes in 2011, she has held a variety of roles leading the farmer-to-fork business offerings. Today, she is a passionate advocate on behalf of farmers and rural America with the goal of connecting people, particularly in urban areas, to the farmers and rural communities who grow their food. Ms. Ford sits on the Board of Directors for the Business Roundtable, the Fortune 150 company PACCAR, Inc., and other industry, non-profit and university boards. She has been recognized by Fortune as one of the World’s 50 Greatest Leaders and Most Powerful Women.

Kristin Peck

Ms. Peck is the Chief Executive Officer of Zoetis Inc., the world’s leading animal health company and a member of the Fortune 500. Zoetis delivers a portfolio of medicines, vaccines, diagnostics and technologies to veterinarians and livestock farmers in over 100 countries. Ms. Peck’s career includes numerous leadership roles at Pfizer where she was a member of the executive leadership team and previous positions at Boston Consulting Group, Prudential Realty Group and J.P. Morgan. She is a member of the Business Roundtable and serves on the Board of Catalyst, a global non-profit that creates opportunities for women and other underrepresented groups. She is on the Advisory Board for the Deming Center for Quality, Productivity and Competitiveness at Columbia Business School. Ms. Peck has been recognized for her leadership and strong performance, including being named a Fortune 2020 Businessperson of the Year.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate

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